Exhibit 19.1

Cloudflare, Inc.
Insider Trading Policy
(Amended July 19, 2023)

The Board of Directors (the “Board”) of Cloudflare, Inc. (together with its affiliates and subsidiaries, the “Company,” “we,” “our,” or “Cloudflare”) has adopted this Insider Trading Policy (the “Policy”) in order to take an active role in the prevention of insider trading violations by the members of the Board (the “Directors”) and by our officers, employees and other related individuals.
Why do we have this Policy?
On a regular basis we provide you with confidential information regarding many aspects of our business. Under federal and state securities laws, it is illegal to trade in the securities of a company while in possession of material nonpublic information (“MNPI”) about that company. Thus, because you will have knowledge of specific confidential information that is not disclosed outside of Cloudflare and which could constitute MNPI, your trading in our common stock could constitute “insider trading” and violate the law, as could “tipping” (giving MNPI to) others who then trade on the basis of that information. The consequences of insider trading or the tipping of MNPI can be severe. In fact, the person violating the laws, as well as Cloudflare and our individual Directors, officers and other supervisory personnel, may be subject to criminal and civil lawsuits and financial penalties in connection with a violation of the insider trading laws.
Nonpublic information about Cloudflare is subject to your Employee Proprietary Information and Inventions Agreement, independent contractor agreement or general fiduciary duties, as applicable, and is not to be used or disclosed outside of Cloudflare, except as necessary to perform your duties. Unauthorized disclosure or use of nonpublic information, including misuse in securities trading, will subject you to disciplinary action, up to and including termination of service.
We have adopted this Policy to comply with the laws governing (i) trading in our common stock while in possession of MNPI concerning Cloudflare and (ii) tipping or disclosing MNPI to outsiders, and in order to prevent the appearance of improper trading or tipping.
We reserve the right to prohibit any transaction, directly or indirectly, involving Cloudflare securities from being completed to enforce compliance with this Policy.
What is Cloudflare’s policy on Insider Trading?
1.Do not trade on MNPI
Whether or not the trading window (as described below) is open and except as discussed in the section titled “Are there any exceptions to this Policy?” below, you may not, directly or indirectly through others, engage in any transaction involving Cloudflare’s securities while you are aware of MNPI about Cloudflare. It is not an excuse that you did not “use” the information in deciding whether or not to engage in the transaction.
Similarly, you may not engage in transactions involving the securities of any other company if you are aware of material nonpublic information about that company. For example, you may be involved in a proposed transaction involving a prospective business relationship or transaction with another company. If information about that transaction constitutes MNPI for that other company, you are prohibited from engaging in transactions involving the securities of that other company. It is important to note that “materiality” is different for different companies. Information that is not material to Cloudflare may be material to another company.
2.Do not disclose MNPI
You may not disclose MNPI concerning Cloudflare or any other company to friends, family members or any other person or entity not authorized to receive such information, except directly to the Securities and Exchange Commission (the “SEC”) in compliance with Cloudflare’s Whistleblower Policy. Any nonpublic information you acquire in the course of your service with Cloudflare may only be used for legitimate Cloudflare business purposes. In addition, you are required to handle the nonpublic information of others in accordance with the terms of any relevant nondisclosure agreements, including your Employee Proprietary Information and Inventions Agreement, as applicable, and limit your use of the nonpublic information to the purpose for which it was disclosed.
Even if you are not directly disclosing MNPI, you may not make recommendations or express opinions about securities of any company, whether Cloudflare or any other company, based on MNPI about that company. In particular, you may not participate, in any manner other than passive observation, in any Internet “chat” room, message board or social media platform messaging related to trading in Cloudflare’s securities. In addition, please refer to the section below titled “May I participate in ‘expert networks?’” for a discussion of the prohibition on your participation in so called “expert networks.” You are prohibited from engaging in these actions whether or not you derive any profit or personal benefit from doing so. You should know that third parties are known to contact employees of companies to obtain information about the company under false pretexts.
3.Do not respond to outside inquiries for information
In the event you receive an inquiry for information that could constitute MNPI from someone outside of Cloudflare, such as a financial analyst or an investor, you should refer the inquiry to our General Counsel or our Chief Financial Officer (each, a “Compliance Officer”). Responding to a request yourself is a violation of this Policy and, in some circumstances, may be a violation of the law.
4.Take personal responsibility
The ultimate responsibility for complying with this Policy and applicable laws rests with you. As we request you do in all aspects of your work with Cloudflare, please use your best judgment at all times and consult with a Compliance Officer and/or your legal and financial advisors, in confidence, if you have questions.
Who does this Policy apply to?
This Policy applies to all officers, directors, employees, consultants, contractors or advisors of Cloudflare (or “you”) upon the commencement of their relationship with Cloudflare.
References in this Policy to “you” (as well as general references to Directors, officers, employees, consultants, contractors or advisors of Cloudflare) should also be understood to include each of the following other individuals and entities:
●members of your immediate family,
●persons with whom you share a household,
●your dependents, and
●any other individuals or entities whose transactions in securities you influence, direct or control.

You are responsible for making sure that these individuals and entities comply with this Policy. This Policy is confidential and is subject to your Employee Proprietary Information and Inventions Agreement, independent contractor agreement or general fiduciary duties, as applicable. Nonetheless, you may share this Policy with your spouse or domestic partner, financial planner, tax advisor or attorney on a need-to-know basis, provided the confidentiality obligations are maintained (i.e., those persons do not use this disclosure in any manner other than to advise you, and they do not disseminate this Policy).
You are expected to comply with this Policy as long as you hold Cloudflare’s securities and possess any MNPI about Cloudflare. This means that, even after you cease to be affiliated with Cloudflare, you must continue to abide by the applicable trading restrictions until you no longer have MNPI. In addition, if you are subject to a special trading restriction under this Policy as described below at the time you cease to be affiliated with Cloudflare, you are expected to abide by the applicable trading restrictions until at least the end of the relevant special trading restriction period.
What types of transactions are covered by this Policy?
This Policy applies to all transactions involving Cloudflare’s securities. This Policy therefore applies to all purchases, sales and other transfers of Cloudflare’s common stock, options, warrants, debt securities and other securities. This Policy also applies to any arrangements that affect economic exposure to changes in the prices of these Cloudflare securities. These arrangements may include, among other things, bona fide gifts of any of Cloudflare’s securities, transactions in derivative securities (such as exchange-traded put or call options), hedging transactions, short sales, distributions to holders of interests in an entity if the entity is subject to this Policy, and certain decisions with respect to participation in benefit plans. This Policy also applies to any offers with respect to the transactions discussed above.
Although there are limited exceptions to this Policy (described in “Are there any exceptions to this Policy?” below), please note that there are no exceptions from insider trading laws or this Policy based on the size of the transaction (e.g., this policy applies whether a trade involves one or 10,000 shares of Cloudflare’s common stock).
Transactions that are Strictly Prohibited or Require Special Consideration
1.Open orders – You should exercise caution when placing open orders, such as limit orders or stop orders, with brokers, particularly where the order is likely to remain outstanding for an extended period of time. An “open order” is an order to buy or sell a security that remains in effect until the specified conditions in the order have been satisfied. Open orders may result in the execution of a trade during a trading restriction period, which may result in inadvertent insider trading.
2.You may not engage in any of the following transactions:
a.Trading in derivative securities or entering into hedging transactions – You may not trade in publicly-traded options, such as puts and calls, and other derivative securities with respect to Cloudflare’s securities (other than stock options, restricted stock units and other compensatory equity awards issued to you by Cloudflare). This includes any hedging or similar transaction designed to decrease the risks associated with holding Cloudflare’s common stock.
b.Short sales – You may not engage in short sales (i.e., the sale of a security that must be borrowed to make delivery) or “sell short against the box” (i.e., sell with a delayed delivery) if such sales involve Cloudflare’s securities. These types of transactions are undertaken by investors that are expecting a drop in the trading price of the applicable security. As a result, short sales may signal to the market possible bad news about Cloudflare or a general lack of confidence in Cloudflare’s prospects, and an expectation that the value of Cloudflare’s securities will decline.
c.Using Cloudflare’s securities as collateral for loans - You may not pledge Cloudflare’s securities as collateral for loans.

d.Holding Cloudflare’s common stock in margin accounts - You may not hold Cloudflare’s common stock in margin accounts because your broker may sell securities held in the margin account during a trading restriction period.
What Does “Material Nonpublic Information” Mean?
Information is “material” if a reasonable investor would consider it important in making a decision to buy, sell or retain our common stock. Both positive and negative information may be material. Information is “nonpublic” until it has been widely disseminated to the public (through, for example, a press conference or release) and the public has had a chance to absorb and evaluate it.
Examples of information that would normally or often be regarded as “material” include the following, although the list is not exclusive:
●financial results, financial condition, projections, or forecasts;
●plans to launch significant new product features or significant new technologies;
●significant expansion of network into different locations and significant future network expansion plans that represent a significant departure from Cloudflare’s past practices;
●gain or loss of a significant customer, supplier or other business partner;
●execution or termination of significant contracts;
●the status of Cloudflare’s progress toward achieving significant financial or operational goals (including “key performance indicators”);
●information about significant new markets we may enter or significant developments in our existing markets;
●changes in regulations or applicable law that could have a significant impact on the operation of Cloudflare’s business or financial results;
●significant litigation or investigations;
●significant technical challenges, such as significant infrastructure stability or technical scalability issues;
●significant personnel changes, such as changes in senior management or the Board;
●opening of significant new offices or significant expansions of existing offices;
●significant cybersecurity breaches or issues; or
●significant corporate events, such as a pending or proposed acquisition or disposition transaction or financing transaction.
Financial information is particularly sensitive. For example, nonpublic information about the results of our operations for even a portion of a quarter might be material in helping an analyst predict our results of operations for the quarter.
Information is “nonpublic” until it has been widely disseminated to the public market and the public has had a chance to absorb and evaluate it. Unless you have seen material information publicly disseminated, you should assume the information is nonpublic.

When in doubt, you should assume that the information is material and nonpublic. If you have any questions as to whether information should be considered “material” or “nonpublic,” please consult with a Compliance Officer or their delegate.
When may I trade in Cloudflare’s common stock?
Even if you are not in possession of any MNPI, you may only trade in Cloudflare’s common stock if all of the following conditions have been met:
1.Open trading window: You may only engage in transactions involving Cloudflare’s common stock during an open trading window. Our trading window will typically open at the start of the second full trading day following the date our quarterly financial results are publicly disclosed and continue through the last day of the second month of the quarter. In addition to regular quarterly trading restriction periods, there may be additional special trading restriction periods when appropriate due to certain events. We will notify you whenever a special trading restriction period goes into effect that applies to you. (See “When is our Trading Restriction Period?” below.)
2.Pre-clearance: Certain Cloudflare employees receive potential MNPI more frequently than our other employees (“Covered Employees”), such as members of senior management and some of the members of functions such as Sales, Finance, and Legal. We will notify you if a Compliance Officer determines that you are a Covered Employee. Except for Covered Employees who use a Rule 10b5-1 trading plan (as described below) to purchase or sell Cloudflare stock, all Covered Employees are required to obtain pre-clearance from a Compliance Officer of any proposed purchases or sales of Cloudflare stock, even if the purchase or sale is expected to occur during an open trading window. Requests for pre-clearance must be made pursuant to the form attached to this Policy or by any other means approved by a Compliance Officer.
If you are a Compliance Officer, you may not engage in a transaction involving Cloudflare’s common stock unless the other Compliance Officer has pre-cleared the transaction. The Compliance Officers are under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction.
3. 10b5-1 Trading Plan: The SEC has enacted rules that provide an affirmative defense against alleged violations of U.S. federal insider trading laws for transactions made pursuant to trading plans that meet certain requirements, commonly referred to as “10b5-1 trading plans.” If you are permitted or required to use a 10b5-1 trading plan as discussed below, then these trading plans must be entered into when you are not aware of MNPI, must meet the requirements set forth in Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Rule 10b5-1”), and must meet the Rule 10b5-1 Trading Plan Guidelines established by Cloudflare, including pre-approval by a Compliance Officer. Transactions that are properly made pursuant to a 10b5-1 trading plan in compliance with the Rule 10b5-1 Trading Plan Guidelines are not subject to the restrictions in this Policy, even if you are aware of MNPI at the time of the transaction or a trading restriction period is in effect.
All Directors, all Cloudflare executive officers and “Section 16 officers,” and any other members of the Cloudflare management team as determined from time to time by the Compliance Officers are required to make all trades in Cloudflare’s common stock via a 10b5-1 trading plan. In addition, all other Covered Employees are permitted, but not required, to use a 10b5-1 trading plan to engage in trades in Cloudflare common stock. All Covered Employees who are not subject to the first sentence of this paragraph are strongly encouraged, should they wish to trade in Cloudflare’s common stock, to do so via a 10b5-1 trading plan. All 10b5-1 trading plans must be pre-approved by and filed with a Compliance Officer and be accompanied by an executed certificate stating that the trading plan complies with Rule 10b5-1, Rule 10b5-1 Trading Plan Guidelines, and any other criteria established by Cloudflare. Information regarding any 10b5-1 trading plan that you may enter may be publicly disclosed, as required by law.

If you do not follow the above requirements, you may be subject to disciplinary action, up to and including termination of your relationship with Cloudflare, as well as civil and criminal penalties as described in the section titled “What are the consequences of Insider Trading?” below.
When are Cloudflare’s Trading Restriction Periods?
To limit the likelihood of trading at times when there is a significant risk of insider trading exposure, Cloudflare has instituted quarterly trading restriction periods and may institute special trading restriction periods from time to time. Whether or not a trading restriction period is in effect, you must comply with this Policy and may not trade on the basis of MNPI.
Quarterly trading restriction periods
Except as discussed in the section titled “Are there any exceptions to this Policy?” Cloudflare’s Directors, officers, employees, consultants, contractors or advisors may not engage in transactions involving Cloudflare’s common stock during quarterly trading restriction periods.
Quarterly trading restriction periods:
●begin at the end of the last day of the second month of each fiscal quarter, and
●end at the start of the second full trading day following the date of public disclosure of the financial results for the prior fiscal quarter.
This period is a particularly sensitive time for transactions involving Cloudflare’s common stock from the perspective of compliance with applicable securities laws due to the fact that, during this period, individuals may often possess or have access to MNPI relevant to the expected financial results for the quarter.
Special trading restriction periods
From time to time, we may also implement special trading restriction periods when, in the judgment of a Compliance Officer, a trading restriction is warranted. We will generally impose special trading restriction periods when there are material developments known to us that have not yet been disclosed to the public. For example, we may impose a special trading restriction period in anticipation of announcing interim earnings guidance or a significant transaction or business development. However, special trading restriction periods may be declared for any reason.
We will notify you if you are subject to a special trading restriction period. If you receive this notification, you may not disclose to others the fact that you are subject to the special trading restriction period and may not engage in any transaction involving Cloudflare’s common stock until approved by one of our Compliance Officers.
Are There Any Exceptions To This Policy?
Yes, there are limited exceptions to this Policy, which are described below. Please note that there may be instances where you suffer financial harm or other hardship or are otherwise required to forgo a planned transaction because of the restrictions imposed by this Policy. Personal financial emergencies or other personal circumstances are not mitigating factors under securities laws and will not excuse a failure to comply with this Policy.

1.Receipt, vesting and exercise of stock awards such as RSUs and options
The quarterly and special trading restrictions and pre-clearance requirements under this Policy do not apply to the following:
●acceptance or purchase of stock options (for cash or in a stock-for-stock net exercise with the Company), restricted stock units (“RSUs”) or the like issued or offered by Cloudflare;
●the vesting, settlement, cancellation, forfeiture of stock options, restricted stock, RSUs, or stock appreciation rights; or
●the acquisition or repurchase of shares pursuant to option exercises under our option plans.
However, the quarterly and special trading restrictions under this Policy do apply to (i) the sale of any securities issued upon the exercise of a stock option, settlement of RSUs, or the like issued or offered by Cloudflare, (ii) a cashless exercise of a stock option through a broker, since this involves selling a portion of the underlying shares to cover the costs of exercise, and (iii) any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
2.Sale of shares to cover tax withholdings
The quarterly and special trading restrictions under this Policy do not apply to the sale of shares of common stock issued upon vesting of RSUs for the limited purpose of covering tax withholding obligations (and any associated broker or other fees), (x) as required by either the Board or the award agreement governing such equity award or (y) as you elect if permitted by Cloudflare, provided that, prior to such sale, you are obligated, or irrevocably elect, to sell such shares to cover tax withholding obligations in connection with your execution of an equity award agreement, or in a manner approved by the General Counsel or his or her delegate.
3.Purchases from the Cloudflare ESPP
The quarterly and special trading restrictions in this Policy do not apply to elections with respect to participation in the Company’s employee stock purchase plan (“ESPP”) or to purchases of the Company’s common stock under the ESPP. However, the applicable trading restrictions do apply to subsequent sales of the Company’s common stock that you acquire pursuant to the ESPP.
4.Stock splits, stock dividends and similar transactions
The quarterly and special trading restrictions under this Policy do not apply to a change in the number of securities held as a result of a stock split or stock dividend applying equally to all securities of a class of securities or the Company, or similar transactions.
5.Inheritance or change in form of ownership
The quarterly and special trading restrictions under this Policy do not apply to transfers by will or the laws of descent or distribution.
In addition, some transactions that involve merely a change in the form in which you own securities (such as certain tax planning or estate planning transfers) may be permitted. Before undertaking a transaction pursuant to this exception, you must discuss the transaction with the Company’s Legal team and receive written confirmation that the transaction satisfies this exception.
6.Other exceptions
Any other exception from this Policy must be approved by a Compliance Officer in consultation with the Nominating and Corporate Governance Committee of the Board.

Please be aware that even if a transaction falls within one of the exceptions described above, you will need to separately assess whether the transaction complies with applicable law. If you have any questions, please consult with a Compliance Officer.
May I participate in “expert networks”?
So called “expert network” firms arrange for professionals and other subject matter experts in various industries or companies to speak with third parties about certain requested companies, industries, technologies, or products or services, usually for compensation. The customers of expert network firms frequently are mutual funds and other investment firms that purchase and sell shares of public companies and use the information learned from expert network firms to assist them in making these investment decisions.
Given your role with Cloudflare, you may periodically receive requests from expert network firms to speak with their customers about Cloudflare, its products or technology, its industry, or its customers or vendors or their industries. In light of the significant risk that you could be asked by the expert network firm or its customers to disclosure matters that constitute Cloudflare MNPI or that otherwise involve nonpublic information about Cloudflare that is subject to your Employee Proprietary Information and Inventions Agreement, independent contractor agreement or general fiduciary duties, as applicable, Cloudflare does not permit you to participate in expert networks in which the topics for discussion could include any of Cloudflare, its products or technology, its industry, or its customers or vendors or their industries. If you receive a request to participate in any such expert network, you should ignore or decline the request and you should also forward the request to ir@cloudflare.com and corporate-legal@cloudflare.com.
What are the consequences of Insider Trading?
Penalties for violating insider trading laws can include disgorging profit made or loss avoided by trading, paying the loss suffered by the persons who purchased securities from, or sold securities to, the insider tippee, paying civil and/or criminal penalties, and/or serving a jail term. Cloudflare and/or supervisors of the person violating the rules may also be required to pay civil or criminal penalties and could be subject to private lawsuits.
A violation of this Policy is not necessarily a violation of law. In fact, for reasons explained in this Policy, it is not necessary for us to wait for the filing or conclusion of any civil or criminal action against an alleged violator before taking disciplinary action. In addition, please remember that we may prohibit a transaction from being completed or unwind a transaction to enforce compliance with this Policy and any fees or other costs related to prohibiting or unwinding the transaction will be your responsibility.
What should I do if I suspect that this Policy has been violated?
Please promptly report violations or suspected violations of this Policy to a Compliance Officer, or if the Compliance Officer is implicated in your report, then you should report it in accordance with our Whistleblower Policy. You may also report via our Helpline online or by telephone in the US: 1-844-620-5857.
Who should I reach out to if I have questions about this Policy and whether any particular transaction is subject to this Policy?
Please reach out to any Compliance Officer (or any of their respective designees) or by email to corporate-legal@cloudflare.com.

Priority of Statutory or Regulatory Trading Restrictions
The trading prohibitions and restrictions set forth in this Policy will be superseded by any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations, or contractual restrictions on the sale of securities.
Amendments
Cloudflare is committed to continuously reviewing and updating its policies, and Cloudflare therefore reserves the right to amend this Policy at any time, for any reason, subject to applicable law.
Compliance
Failure to follow this Policy may result in disciplinary action, up to and including termination. Any known violations of this Policy should be reported as described in our Whistleblower Policy. Cloudflare has a strong Policy Against Retaliation to protect those who make reports in good faith.

CLOUDFLARE, INC.
INSIDER TRADING POLICY
PRE-CLEARANCE CHECKLIST AND CERTIFICATION

Name of Person Proposing to Trade:

Purchase or Sale:

Max Number of Shares:

Date Trading will be Completed By:

☐	Compliant with Insider Trading Policy (e.g., during an open window). I will ensure my trade is made during an open window and is in compliance with the Insider Trading Policy.

☐
Rule 10b-5 concerns. I am aware that trading is prohibited when I am in possession of any material nonpublic information regarding Cloudflare, Inc. that has not been adequately disclosed to the public. I have discussed with a Compliance Officer any information known to me that I believe may be material or that I have any questions about whether it is material.

I am not trading on the basis of any material nonpublic information. If I become aware of any nonpublic material information, or the trading window closes, I will cease trading immediately (which may include canceling an open order).

Signature of Person Proposing to Trade	Date

Print Name of Person Proposing to Trade	Date

Signature of Compliance Officer	Date